As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-177138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALON HOLDINGS BLUE SQUARE-ISRAEL LTD.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

2 Amal St., Rosh Ha’ayin, 48092, Israel

+972-(3) 928-2674

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive

Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

Attention: Mr. Donald J. Puglisi

(301) 441-3100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Perry Wildes, Adv.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center

Tel Aviv 67021, Israel

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 31, 2012

PRELIMINARY PROSPECTUS

6,616,186 Shares

Alon Holdings

Blue Square - Israel

Ltd.

Ordinary Shares

This prospectus relates solely to the resale of up to an aggregate of 6,616,186 ordinary shares held by the selling shareholder.  The price at which the selling shareholder may sell the shares will be determined by the prevailing market price for the Shares or in privately negotiated transactions.  Information regarding the selling shareholder and the times and manner in which it may offer and sell the Shares under this prospectus is provided under “Selling Shareholder” and “Plan of Distribution” in this prospectus.  The selling shareholder will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

Because the selling shareholder owns a substantial number of our outstanding ordinary shares and is an affiliate of Alon Holdings Blue Square-Israel Ltd., it will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to any ordinary shares it offers pursuant to this prospectus, and any such offer would be deemed to be a primary offering by us.   We will not receive any of the proceeds from the sale of the ordinary shares being sold by the selling shareholder.

Our American Depository Shares, or ADSs, are listed on The New York Stock Exchange under the symbol BSI, and our ordinary shares are listed for trading on the Tel Aviv Stock Exchange. On May 29, 2012, the last reported sale price of our ADSs on The New York Stock Exchange was $2.44 per ADS.

The investment involves significant risks.  See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement. We have not, authorized anyone to provide you with additional or different information. If anyone provides you different or inconsistent information, you should not rely on it. The selling shareholder is offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any supplement is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus describes the specific details regarding this offering and the terms and conditions of the ordinary shares being offered hereby and the risks of investing in our ordinary shares. To the extent information in this prospectus is inconsistent with any of the documents incorporated by reference into this prospectus, you should rely on this prospectus. You should read this prospectus, the documents incorporated by reference in this prospectus and the additional information about us described in the section entitled “Where You Can Find More Information” before making your investment decision.

As used in this prospectus, the terms “we,” “our,” “us”, “the Company” and “Alon Holdings” refer to Alon Holdings Blue Square – Israel Ltd. and its consolidated subsidiaries, unless the context indicates otherwise.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus that are not historical facts are statements of future expectations or statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	The competitive nature of the markets in which our supermarket, commercial and fueling sites, non-food and real estate businesses operate;

•	Economic, political and security conditions in Israel;

•	Dependency to a significant extent on a limited number of key suppliers in our supermarket and non-food segments;

•	Public protests in Israel against the high cost of living and the recommendations of government committees established to examine, among other things, the living costs in Israel, the level of competition and prices in the food and retail industry and competition in the fueling stations sector;

•	Price increases in petroleum products and increases in excise taxes;

•	Changes in regulatory requirements that may affect the food and fuel industries in Israel, including changes in the marketing margin permitted for the sale of gasoline;

•	Dependency on franchisees that own a large portion of our Bee Group stores;

•	Failure to obtain or maintain permits required for our food and non-food stores and fueling stations;

•	Inability to successfully consolidate our corporate level operations and integrate our new businesses;

•	Fluctuations in inflation and currency rates;

•	Change in the value of our securities portfolio as a result of a change in the capital markets, interest rates or the status of the companies in whose securities we have invested;

•	Tax exposure in connection with asset transfers for which we received pre-rulings from the Israeli Tax Authority; and

•	Exposure to and engagement in class action lawsuits.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference herein. Such developments could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our ordinary shares. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” in this prospectus.

Our Company

We operate in four reporting segments. As of May 29, 2012, we were the largest retail company in Israel based on the number of stores. In our Supermarkets segment, we are the second largest food retailer in the State of Israel.  In our "Commercial and Fueling Sites" segment, we operate a chain of fueling stations and convenience stores in different formats in Israel, and we are considered to be one of the four major gas companies in Israel. In our "Non-Food" segment, we sell “Non-Food” items both in our supermarkets and in stand alone retail outlets. In our Real Estate segment, we own, lease and develop yield-generating commercial properties and projects.

Our activities are carried out via our consolidated subsidiaries, including Mega Retail, which has supermarket retail activities, Dor Alon, which operates a chain of fueling stations and convenience stores, Bee Group and Mega Retail, which conduct non-food retail activities, and Blue Square Real Estate Ltd ("BSRE"), which owns and invests in yield-generating commercial real estate and projects.  As of ,March 31, 2012, Alon Holdings owned 100% of the outstanding shares of Mega Retail, 78.38% of the outstanding shares of Dor Alon, 100% of the outstanding shares of Bee Group and 78.22% of the outstanding shares of BSRE. The balance of the BSRE shares and Dor Alon shares is publicly held and traded on the Tel Aviv Stock Exchange.

As of March 31, 2012, we had 215 supermarkets with brands including "Mega Bool", "Mega In Town", "Zol BeShefa" and "Eden Teva". In addition, as of March 31 2012, we had 249 Non-Food retail outlets (mostly through franchisees) under the control of our subsidiaries, Bee Group Retail Ltd. ("Bee Group") and Mega Retail under the brand names Naaman, Vardinon, Sheshet, Kfar Hasha’ashuim, Dr. Baby and All for a Dollar. As of March 31, 2012, Dor Alon operated 200 convenience stores, including 151 convenience stores branded “Alonit” and “Super Alonit”, 49 convenience stores operated by the AM:PM chain of stores and 198 fuel stations. Two convenience stores were operated by third parties.

Through our supermarkets, we offer a wide range of food and beverage products and “Non-Food” items, such as houseware, toys, small electrical appliances, computers and computer accessories, entertainment and leisure products and textile products, and “Near-Food” products, such as health and beauty aids, products for babies, cosmetics and hygiene products.  We also operate several houseware departments within most of our large stores.  Through our stand alone "Non-Food" retail outlets, we offer a range of houseware and home textile, toys, leisure and baby products.

Recent Developments

Class Action

On May 25, 2012, the Company received a letter of claim and motion for approving a lawsuit against Mega Retail as a class action in connection with the alleged breach of regulations of the Consumer Protection Law with respect to the font size of the terms of sale in written advertisements.  The claim amount is NIS 15,000,000.  As the case is currently in the initial stage, the Company is not able to assess the probability of success of this class action.

1

The Offering

Ordinary shares offered	6,616,186 shares

Use of proceeds	We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholder.

Listing	Our ADSs are listed on The New York Stock Exchange, and our ordinary shares are listed for trading on TASE.

NYSE symbol	BSI

Risk factors

See “Risk Factors” beginning on page 3 of this prospectus as well as other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

The share information in this prospectus is based on 66,161,860 ordinary shares issued as of May 28, 2012 (of which 207,433 ordinary shares were held by us as treasury shares). This number does not include, as of May 28, 2012, 435,831ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of NIS 36.16 per share.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities.

2

RISK FACTORS

Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  If we do not successfully address any of the risks described below, our business, operating results and financial condition could be materially adversely affected and the share and ADS price of Alon Holdings may decline.  We cannot assure you that we will successfully address any of these risks.

Risks Related To Our Supermarkets

We are engaged in a highly competitive business. If we are unable to compete effectively against major supermarkets, low-priced supermarkets and other competitors, our business will be materially adversely affected.

The food retailing industry in Israel is highly competitive and is characterized by high turnover and narrow operating margins. We compete with the other major supermarket chain, Shufersal, low-priced smaller supermarket chains, independent grocers, open-air markets, and other retailers selling supermarket goods. Competitive pressures increase as the supermarket sector in Israel approaches higher saturation levels and continue to increase as our competitors expand their operations and new companies enter the market with hard discount formats.

We believe that an important factor in the purchase decisions of a large portion of the Israeli public is the price of the products it purchases. As a result, in recent years, we and our competitors have established or expanded low-price and hard discount store formats. We intend to continue to expand our "Mega Bool" format, our hard discount store format, and our “Mega In Town” format designed to bring discount shopping to neighborhoods and city centers and our Zol Beshefa format.

In addition, smaller supermarket chains during 2010 and 2011 continued to aggressively increase their market share and expand their presence in selected areas in Israel, often geographically beyond their original locations, increasing competition in an already difficult market.  We estimate that our market share of the total retail market of food, beverages and tobacco decreased to 13.4% in 2011 from 14.3% in 2010. The market share of the other major supermarket chain, Shufersal, based on its financial reports was approximately 20.9% of the total retail market of food, beverages and tobacco in 2011 compared to 22.7% in 2010 (market share estimates are based on the calculation of the Central Bureau of Statistics of the total retail market for food, beverages and tobacco for 2010, and our estimate for market growth of 3.7% in 2011).   The low barriers of entry, including the relatively low cost of establishing a new smaller supermarket chain, have contributed to the increase in the number and expansion of smaller supermarket chains in recent years. These smaller supermarket chains have been able to capture a significant part of the sales from the major chains in their areas by using lower cost non-unionized labor and having lower operating costs.

Since 2005, a number of smaller supermarket chains which previously operated on a local geographic level combined to form a separate entity, Fourth Chain Company Ltd., in order to develop a private label and to jointly negotiate with suppliers. Since 2006, the Fourth Chain Company has marketed a private label brand.  This combination, and possible similar combinations of other smaller supermarket chains, may generate the efficiencies of a major nationally-spread chain and enable them to compete more efficiently with us.

Shufersal is our main competitor in the supermarkets segment in Israel.  In 2011, Shufersal had sales of NIS 11.5 billion (U.S. $3 billion) in the supermarket segment as opposed to our sales of NIS 6.7 billion (U.S. $1.7 billion). The difference in market share may give Shufersal a greater competitive advantage in its dealings with customers, suppliers and other third parties.

If we are unable to maintain our current level of sales or if we lose market share to our competitors, our negotiating position with suppliers, which is based, in part, on our market share in the Israeli retail market, and our revenues may be adversely affected, with a corresponding impact on profitability. We cannot assure that we will be able to maintain our sales and market share.

Economic conditions in Israel affect our financial performance.

All of our supermarket sales are made in Israel, and we acquire a substantial majority of the goods that we sell from Israeli suppliers. Consequently, our financial performance is dependent to a significant extent on the economy of Israel. During 2009 and 2010, Israel's Gross Domestic Product rose by 0.7% and 4.7%, respectively. Reports of the Israeli Central Bureau of Statistics indicate that during 2011 Israel's Gross Domestic Product rose by 4.8% as a result of an increase in exports. Initial reports indicate that gross domestic product increased by 3.0% (annualized) during the first quarter of 2012.  We believe that, despite the economic growth in 2011 and beginning of 2012, our customers continue to be cautious in their buying patterns and continue to choose to make their purchases at low-price and hard discount stores, which have a lower profit margin. As a result, we have continued to expand our low-price and hard discount store formats.

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In addition, in connection with the public protests described under "Risks Related To Our Business As A Whole – Establishment of government committees and protests against high cost of living may adversely affect our business", there were protests in Israel against the supermarket chains and a number of the products that we sell. If these protests continue, this may materially adversely affect our sales and profits.

We are dependent to a significant extent on a limited number of key suppliers.  If these suppliers raise prices or encounter difficulties in providing their products, our operating results will be adversely affected.

We purchase most of our dairy, fresh produce and poultry products from the Tnuva Corporation, which holds a leading position in the domestic dairy and poultry markets. To the best of the Company's knowledge, some of the collective acquisition entities of Kibbutzim in Israel that hold shares in Alon, our controlling shareholder, also hold approximately 23% of Tnuva. In 2011, Tnuva’s products accounted for approximately 14.5% of all the products sold at our supermarkets. In addition, the Strauss group, an Israeli food manufacturer, accounted in 2011 for approximately 9.1% of all products sold at our supermarkets, and the Osem group accounted for approximately 8% of all products sold at our supermarkets in 2011.  Due to our status as a leading food retailer in Israel which allows us to offer a wide assortment of products and promotions, on a national level, of these suppliers’ products, and the fact that we maintain an excellent and long-standing relationship with Tnuva, the Strauss group and Osem, we do not believe that there is a material risk of future discontinuance of the supply of products of these key suppliers. However, we do not have a written contract with Tnuva, Strauss group or Osem obligating them to supply products to us. The ten largest suppliers accounted for approximately 58.4% of our product purchases in 2011. Due to the relatively large market share of these suppliers, we depend on them and on a number of other suppliers that supply brands characterized by high customer loyalty, such as the Central Company for the Manufacture of Soft Drinks Ltd., which is the exclusive franchisee of Coca Cola in Israel and which also distributes other popular soft drinks. Increases in prices by our suppliers are generally not offset, fully or as quickly, by increases in our selling prices and revenues because of competitive pressures. We cannot assure that, in the future, Tnuva, Strauss group, Osem or any of these other suppliers will not significantly raise the prices of the products they supply us in the future, or encounter difficulties in providing these products to us, in either of which cases our operating results might be adversely affected.

The recommendations of the "Kedmi Committee" may materially adversely affect our ability to purchase additional branches or obligate us to sell some of our branches and may materially adversely affect our sales and profits.

In June 2011, the Kedmi Committee was appointed in order to examine the level of competition and prices in the food and retail industry. In November 2011, the Kedmi Committee published its interim recommendations, including restrictions on retailers' growth considering their market share, providing the regulator with authority to demand information regarding prices in the supply chain restrictions on the manufacturer's ability to affect competition, control on certain products' prices of substantial manufacturers, assistance to small businesses to integrate in the sales in the retail chains, among others, by limiting the shelves spaces of dominant suppliers, and recommendations regarding strengthening the consumer's power. To the Company's knowledge, the Kedmi Committee published a draft of most of its recommendations during January and February 2012 to the Minister of Industry, Trade and Employment Office and the Minister of Finance. As of the date of this prospectus, we cannot estimate what will be the final recommendations of the Kedmi Committee, and therefore we cannot estimate their impact on the Company. However, if the aforementioned recommendations are adopted, they may materially adversely affect our ability to purchase additional branches in specific areas or could obligate us to sell some of our branches, may materially adversely affect our sales and profits, and may adversely affect our relationships with the suppliers due to limitations on shelves spaces. On April 1, 2012, the final recommendations of the Kedmi Committee with respect to the reduction of duties on imports of industrial food products and agricultural products were announced. For additional information on this matter, see "Risks Related To Our Business As A Whole – Establishment of government committees and protests against high cost of living may adversely affect our business".

Our profit margin would be adversely affected if our ability to utilize our distribution centers were limited.

We have a distribution center in Rishon Letzion from which we distribute a large portion of the products we carry to our supermarkets. The products distributed by our distribution center to our supermarkets made up approximately 22.4% of our total purchases during 2011. In addition, we are planning an additional distribution center for our supermarkets which we expect to be completed by the end of the first half of 2013. Our inability to utilize the distribution centers for any reason may significantly impair our ability to distribute our products to our supermarkets and would adversely affect our profit margin.

Negative opposition by certain segments of Israel’s ultra-orthodox population against our Zol BeShefa (formerly known as "Shefa Shuk") stores in the future could affect our financial results.

In 2008, following media reports that certain segments in that community may declare a boycott against our Zol BeShefa stores, the Company experienced a significant decrease in the sales of several Zol BeShefa stores which appeal to the ultra-orthodox community and/or are located within ultra-orthodox neighborhoods. Although the Company is unaware of any negative opposition at this time, the Company could experience another decrease in sales of its Zol BeShefa stores in the future. As of March 31, 2012, we operated 17 Zol BeShefa stores compared to 16 as of December 2011 and 12 as of December 31, 2010.  Any negative opposition may adversely affect the company's financial results.

4

The Israeli Antitrust Authority may take actions that limit our ability to execute our business strategy or otherwise affect our profitability.

Our strategy includes expanding our market presence in existing retail food markets.  The Israeli Antitrust Authority may limit our ability to execute our strategy, inter alia, by limiting our ability to acquire existing stores or enter into mergers to acquire existing stores. In 2011, we requested to purchase four of our competitors' branches, in Ashkelon, Or Akiva, Beer Sheva and Hadera; however the Commissioner approved the purchase of only two of the branches, in Ashkelon and Or Akiva. Such limitations may materially adversely affect our ability to expand our business and compete effectively against our competitors.

On January 5, 2005, the Commissioner of the Israeli Antitrust Authority issued his final position regarding “commercial restrictive practices between the dominant food suppliers and the major supermarket retail chains”. According to the Commissioner’s final position, some of these practices were found to be restrictive trade agreements under the antitrust laws. The Commissioner issued a directive in which he prohibited these practices unless approved by the Restrictive Trade Practices Court or exempted by the Commissioner himself.

Among the practices that were found to be restrictive according to the Commissioner were the following: arrangements with suppliers that determine the suppliers of the retail chains, their identity and their number; arrangements for the management of product categories in conjunction with suppliers; arrangements regarding the retail selling price; arrangements for determining the market share of a particular supplier’s products and arrangements for determining prices made by suppliers to competing chains; and arrangements with regard to the use of suppliers’ manpower to stock merchandise on the shelves of the chains’ stores.  Limits were imposed on financial incentives to the chains with regard to display areas and on special offers to chains for meeting certain sale targets. Although the Commissioner's 2005 position paper determined that the use of suppliers’ representatives to physically arrange the shelves in the chains’ stores may be considered a restrictive arrangement, the Commissioner agreed not to take enforcement measures with regard to such arrangements until February 2012 so long as such arrangements satisfy certain conditions. In February 2012, the Company submitted a request for an exemption from restricted agreement for 21 months (until September 2013), although the Company believes that such arrangements are not restrictive arrangements. The Commissioner is reviewing the request and agreed not to take enforcement measures with regard to such arrangements until his decision on the request. Self arrangements will require the employment by the Company of many new employees, increasing our employment costs. This may materially adversely affect the Company's profits unless the Company is able to pass these costs to suppliers.

We have been applying most of these directives using an internal compliance program that we have adopted.

Presently we do not know how, if at all, our business would be affected should the Commissioner take any action against us with respect to those issues under dispute.

In August 2006, the Restrictive Trade Practices Court approved a consent decree reached between the Commissioner and certain specific food suppliers.  The consent decree stipulates various prohibitions, conditions and restrictions that would apply to certain practices of these suppliers. The consent decree addresses the following practices: arrangement by which suppliers influence the number or identity of competing suppliers; acquisition of shelf and off-shelf display space; category management; the use of suppliers’ representatives to physically arrange the shelves in the chains’ stores; discounts and rebates in exchange for meeting sales targets; arrangements that determine a supplier’s market share; and exclusivity in sales and price dictation by suppliers.  The Company is not a party to the consent decree; however, it could nevertheless have an effect on the practices of the Company’s suppliers and indirectly on the Company.

Government-imposed price controls may have a material adverse effect on our operating results.

The Israeli government is authorized to control the retail and wholesale prices of goods and services offered in Israel.  At present, only a few of the products we offer in our stores are subject to government-imposed price controls. In addition, during periods of high inflation in the past, more extensive price controls were imposed throughout Israel.

We do not believe that current price controls have any material adverse effect on our business or operating results. However, any imposition of more extensive price controls in the future may have a material adverse effect on our operating results.  We cannot assure you that broader price controls will not be imposed in the future.

Risks Related To Fueling Stations and Convenience Stores

Price increases in petroleum products and increases in excise tax rates may have a material adverse effect on the earnings and profitability of Dor Alon.

The primary factors affecting the price of petroleum products in Israel are the prices of petroleum products in the Mediterranean Basin, foreign exchange rates and the excise taxes imposed on the sale of petroleum products in Israel. In the last few years, fuel prices worldwide and in Israel have fluctuated significantly with a sharp increase in fuel prices in the first nine months of 2008 and a sharp decrease in the last quarter of 2008 and the beginning of the first quarter of 2009. Since 2009, there has been an increase in fuel prices. Fluctuations in fuel prices have a direct effect on Dor Alon’s working capital.

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Generally, an increase in fuel prices causes increases in the value of Dor Alon’s inventory and increases the volume of customer credit that Dor Alon extends to its customers and, therefore, also increases Dor Alon’s working capital requirements and increases its exposure to customer credit risk. Increased working capital requirements result in increased finance expenses.

The excise tax component of certain fuel prices such as diesel oil, kerosene and gasoline is significant. Excise tax is imposed directly on fuel companies at the time of sale of fuel to customers and is generally payable within 10 days after the sale, while the credit line provided by Dor Alon to its customers is significantly longer. Since 2006, the excise tax on diesel fuel and kerosene has been increased substantially. As Dor Alon’s working capital requirements increase due to the increases in excise taxes, it will be required to procure additional credit facilities and incur additional financing expenses. Failure to obtain additional credit facilities would have a material adverse effect on the business, financial condition and results of operations of Dor Alon.

The demand for Dor Alon’s petroleum products is materially affected by the state of the Israeli economy. An economic slowdown may cause a decrease in demand and have an adverse effect on Dor Alon’s profit margins and exposure to customer credit risk.

The demand for Dor Alon’s products and petroleum products in general is materially affected by the state of the Israeli economy. An economic slowdown may cause a decrease in demand for Dor Alon's products and have an adverse effect on Dor Alon's profit margins and exposure to customer credit risk. However, some petroleum products sold by Dor Alon are considered basic products which have a fixed demand.

Dor Alon is exposed to fluctuations in the foreign exchange rate, interest rates and the consumer price index, which could materially adversely affect its financial results.

Dor Alon has loans in New Israeli Shekels and in U.S. Dollars, some of which are subject to floating interest rates and some are linked to the Israeli consumer price index. Due to these loans and the consumer price index linked debentures issued by Dor Alon, Dor Alon is exposed to changes in bank interest rates, in the Israeli consumer price index, and in the U.S. Dollar - New Israeli Shekel exchange rate. Additionally, Dor Alon is exposed to fluctuations in the U.S. Dollar - New Israeli Shekel exchange rate due to credit that Dor Alon obtains from its suppliers (mostly from Oil Refineries Ltd., which is linked to the U.S. Dollar). Increases in interest rates or in the Israeli consumer price index and depreciations of in the New Israeli Shekel vis-a-vis the U.S. Dollar exchange rate could materially adversely affect Dor Alon’s financial results.

Competition in the energy industry is intense, and an increase in competition in the market in which Dor Alon sells its products could adversely affect the earnings and profitability of Dor Alon.

Competition in the Israeli energy industry is intense and has even increased in recent years. Dor Alon’s major competitors are large fuel companies in Israel: Paz Oil Company Ltd. (“Paz”), The Delek Israel Fuel Corporation Ltd. (“Delek”) and Sonol Israel Ltd. (“Sonol”). The principal competitive factors affecting the retail fuel marketing business are location of retail outlets, brand identity, product price, the variety of related services offered to customers, the level of service, financial strength allowing the establishment of new retail outlets, procurement of petroleum products at competitive prices and the terms offered to fleet customers, real estate owners and/or owners of retail outlets.

With respect to its direct marketing operations, Dor Alon expects to face continued competition from Paz, Delek and Sonol, the fueling companies Pazgas, Amisragas and Supergas, and small fuel marketing companies as well as LPG marketing companies, consisting mainly of subsidiaries of Paz, Delek and Sonol. The principal competitive factors in the direct marketing business are product price, credit terms and levels of service. Increases in competition may adversely affect the earnings and profitability of Dor Alon. In addition, Dor Alon may face competition from Oil Refineries Ltd., or ORL, after its privatization and increased competition from Paz which now owns one of the two oil refineries in Israel.

If ORL fails to supply refined products or supplied them at non-competitive prices, this may have a material adverse effect on the profitability and results of operations of Dor Alon.

Oil Refineries Ltd., or ORL, constitutes the main source of supply for Dor Alon and other fuel companies in Israel. If ORL fails to supply refined products or supplied them at non-competitive prices, Dor Alon would have to increase the volume of refined petroleum products it imports. If Dor Alon cannot import such products in adequate quantities or at competitive prices, it would have a material adverse effect on the business and results of operations of Dor Alon. The privatization of ORL may therefore have a material adverse effect on the profitability and results of operations of Dor Alon.

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The recommendations of the Trachtenburg Committee may have a material adverse effect on Dor Alon's results of operations.

In July 2011, a public protest began in Israel with regard to high housing costs. In response to these protests, in August 2011 the Israeli Government formed the Trachtenburg Committee whose role, inter alia, was to examine the living costs in Israel and the influence that the lack of competition in the marketplace has had on these costs and to propose solutions to these issues. In September 2011, the Trachtenburg Committee published its recommendations regarding competition in the fueling stations sector, including the imposition of price control on diesel oil, strengthening independence of fueling stations and providing priority to the establishment of independence fueling stations which are not large fuel companies. Due to such recommendations, in December 2011, Dor Alon received a letter from the Joint Committee of Prices, the Ministry of Energy and Water and the Ministry of Treasury, stating that the committee intends to examine the imposition of price control on the marketing margin of diesel oil for transportation in the fueling stations. The committee's recommendations regarding competition in the LPG market were published in December 2011. If the aforementioned recommendations will be adopted, they could materially adversely affect Dor Alon's results of operations. For additional information on this matter, see "Risks Related To Our Business As A Whole – Establishment of government committees and protests against high cost of living may adversely affect our business".

Dor Alon is exposed to risks associated with changes in regulatory arrangements which may influence the financial results of Dor Alon, including as a result of marketing margins in connection with the sale of 95 octane gasoline.

Dor Alon’s activities are affected by regulatory changes, which apply from time to time to the fuel industry in Israel, including with respect to the procurement of petroleum products by fuel companies, the price of petroleum products that are subject to regulation and maintenance of an emergency supply of fuel.

The removal of the regulation of prices at the gate of ORL as a result of the privatization of ORL allows the refineries to modify sale prices on a daily basis (and not on a monthly basis as had previously been the practice), while the prices of one of the products which Dor Alon sells (benzine octane 95) has remained regulated and is set once a month, which exposes Dor Alon to risks associated with the change of prices of refined products. Dor Alon may not be able to pass the increased costs of refined products on to customers.

On February 15, 2011, Dor Alon received a letter from the Ministry of Energy and Water (formerly known as the Israeli Ministry of National Infrastructure). The letter included a report addressing, among other things, the methodology used in determining marketing margins in connection with the sale of 95 octane gasoline, the price of which is currently regulated. On August 31, 2011, Dor Alon received from the Israeli Ministry of Energy and Water an order pursuant to which the Ministers of Treasury and National Infrastructure decided to reduce the marketing margin in connection with the sale of full service gasoline. The decrease in marketing margins is expected to have a material adverse effect on Dor Alon's profits. On September 1, 2011 Dor Alon submitted a petition to the Supreme Court sitting as the High Court of Justice to suspend the effectiveness of the order and to nullify it. On September 19, 2011, the Supreme Court ruled that the Ministry of Energy and Water and the Pricing Committee must reevaluate their decision based on updated data that Dor Alon and the other gas companies will submit to the Ministries, and present their decision on the matter within three months of the hearing, during which time the order shall remain in effect. On April 5 2012, Dor Alon received from the Israeli Ministry of Energy and Water a document which was sent to the top five large gas companies in Israel, with a reevaluation of the marketing margin in connection with the sale of 95 octane gasoline (the "Draft Reevaluation"). The Draft Reevaluation relates to data received from Dor Alon with respect to years 2009 and 2010, and is in connection with the legal proceedings carried out in the Israeli Supreme Court in this matter. The Draft Reevaluation includes, among others, recommendations to reduce the marketing margin in the sale of self service 95 octane gasoline, from NIS 0.589 (including VAT) per liter to approximately NIS 0.575 (including VAT) per liter, as well as to reduce the full service charge from NIS 0.18 (including VAT) per liter to approximately 0.11 (including VAT) per liter. In a side letter to the Draft Reevaluation, it is clarified by the Pricing Committee that the Draft Reevaluation is deemed as a draft before hearing procedure, and that the gas companies are invited to forward their reference to the Draft Reevaluation in writing, by April 26, 2012. If the recommendations of the Draft Reevaluation are adopted in whole or in part, they are expected to have an adverse effect on Dor Alon's results. As of the date of this prospectus, we cannot evaluate the final measure of impact so long as a final decision has not been made. Dor Alon argues the conclusions reached by the Ministry of Energy and Water (through its Oil Administration), and the methodology used by it in its examination. To Dor Alon's opinion, based on its examinations, the Oil Administration should have materially increased the marketing margin. Dor Alon will continue to act in all legal means in order to change the said recommendations of the Draft Reevaluation, including through the legal proceedings held at the Supreme Court sitting as the High Court of Justice. Dor Alon is also examining steps to mitigate the effect on its profits resulting from the reduction of the marketing margins, among others, by reducing the discounts in fueling stations and to fleet customers and reducing its expenses. Dor Alon began taking such steps during the fourth quarter of 2011 and is also working to improve its profitability by broadening its business activities, such as supplying automobile gas, holdings in the "Tamar" gas field, and entering into the industry of power plants for creating electricity. On May 31, 2012, the Ministry of Energy and Water and the Pricing Committee decided to increase the marketing margin in connection with the sale of 95 octane gasoline by NIS 0.047 (excluding VAT) per liter and decrease the full service charge by NIS 0.038 (excluding VAT) per liter.

Changes in the regulatory arrangements, as described above, or new arrangements may influence the results of Dor Alon.

Dor Alon may incur costs to comply with petroleum product and environmental regulatory controls related to its operating activities.

The sale and distribution of petroleum products in Israel is subject to extensive regulation and supervision that is focused on preventing potential harm to the environment (principally water, air and soil contamination) and maintaining public safety. Petroleum products are classified, under certain circumstances, as hazardous materials that are potentially contaminating. Therefore, handling and dealing with these products in Israel is subject to regulation and supervision. In recent years, enforcement of the laws in Israel concerning environmental issues has become more stringent. These developments will likely increase the costs required to construct and maintain Dor Alon’s retail outlets and private fueling stations. If Dor Alon does not comply with the abovementioned regulatory controls, it may be subject to litigation by regulatory authorities, third party claims, class action lawsuits and other litigation in addition to the risk of losing, conditioning or delaying the business permit of fueling stations with environmental contamination. Furthermore, defending ourselves against regulatory violations alleged by regulatory authorities or consumers may in the future require substantial financial and management resources.

7

Dor Alon is dependent on the Palestinian Authority as a principal customer.

Dor Alon is the exclusive supplier of certain petroleum products to the Gaza Strip.

In October 2008, the Ministry of Defense imposed certain restrictions on Dor Alon, following which Dor Alon ceased to provide certain petroleum products to the Gaza Strip (while continuing to provide other products). Following Israel’s December 2008 military operation in the Gaza Strip, there was a sharp decrease in sales to the Palestinian Authority, and Dor Alon’s gross profits decreased as a result of the decrease in fuel prices during the operation. Commencing July 2009, Dor Alon was allowed to renew providing petroleum products to the Palestinian Authority, subject to certain limitation imposed by the Ministry of Defense.

In 2008 and 2009, sales to the Palestinian Authority sharply decreased as a result of operation "Cast Lead". During 2011, Dor Alon provided relatively small quantities of LPG and other petroleum products, some of which were ordered by the Palestinian Authority and some of which were ordered by donor countries.

If sales to the Palestinian Authority were to be interrupted in the future, it may have an adverse effect on the results of operations of Dor Alon’s direct marketing sector.

Dor Alon is exposed to customer credit risk that may increase with future increases in the price of petroleum products.

Currently, accepted practice in the fuel marketing industry in Israel is to grant customers (especially fleet customers and commercial customers) a credit line for the purchase of products for extended periods without any security interest. In each of the Retail Outlets and Convenience Stores operation and the Direct Marketing operation, Dor Alon grants customers credit for up to 90 days. During 2011, Dor Alon had an average of NIS 588 million in outstanding customer credit (30 credit days) in the Retail Outlets and Convenience Stores operation, and an average of NIS 428 million in outstanding customer credit (90 credit days) in the Direct Marketing operation. As a result of the extension of customer credit, Dor Alon is exposed to the risk of delayed collections and nonpayment of debt.

For more information on the effects of credit risks on Dor Alon, see the risk factor above entitled “Dor Alon is dependent on the Palestinian Authority as a principal customer.”

Increases in the price of petroleum products and in excise taxes as well as competition in the industry in which Dor Alon operates lead to increases in the amount of credit granted to customers. This would lead to a potential increase in the exposure to credit risks and to an increase in Dor Alon's working capital requirements. This would require Dor Alon to obtain additional credit lines. Inability to obtain such additional credit lines may limit Dor Alon’s ability to conduct its business.

Rights to fueling stations in the Dor Alon Chain are subject to agreements with third parties who may not renew the agreements or worsen their terms which could affect Dor Alon's profitability.

The majority of fueling stations in the Dor Alon Chain are stations owned by third parties with whom Dor Alon entered into agreements to rent and operate fueling stations or to supply fuel. The expiration of such agreements may result in the owners of stations not renewing their agreements with Dor Alon and entering into agreements with other gas companies, or the owners of the stations may worsen the terms of the agreements with Dor Alon, which would result in a loss of profits.

Some of Dor Alon’s convenience stores operate on the Jewish Sabbath, holidays and nights. If Dor Alon is required to close some of its stores at these times, it may have an adverse effect on its results of operations.

Most of Dor Alon’s fueling stations and some of its convenience stores operate on the Jewish Sabbath (Saturday). According to Section 9 to the Hours of Work and Rest Law, 1951, or the Work and Rest Law, the employment of Jewish workers on Saturday is subject to a permit issued by the Labor Minister. Dor Alon does not possess such a permit. The Work and Rest Law also prohibits a store owner from trading in his store during the days of rest as they are defined in the Arrangements of Government and Law Ordinance, 1948.

Anyone who employs workers in violation of the Work and Rest Law, is subject to a fine or imprisonment of up to a month, or both. According to the Administrative Offence Regulations, a violation of Section 9 or 9A to the Work and Rest Law is an administrative offence subject to an administrative fine.

The convenience stores in the AM:PM chain of stores also operate during the night and on Saturdays. Based on information obtained from Dor Alon, in the cities in which AM:PM operates, there are municipal regulations limiting activities during the night and on Saturdays. Most of the AM:PM stores have obtained permits to operate at night. If some of these stores are required to close on Saturdays or at night, it may have an adverse effect on Dor Alon’s results of operations.

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The involvement of the Israeli Anti-Trust Commissioner in the Israeli fuel industry may restrict Dor Alon’s activity and its expansion by way of acquiring businesses and companies in its field of activity.

In the past, the Israeli Anti-Trust Commissioner has become involved in the fuel industry on a number of occasions, including in relation to the privatization of ORL, exclusivity agreements involving Paz, Delek and Sonol and in approving the acquirement of a controlling stake in Dor Alon by Alon. In each of these cases, the Israeli Anti-Trust Commissioner imposed restrictions on the companies involved relating to their activities in the fuel industry.

Continued involvement by the Israeli Anti-Trust Commissioner in the Israeli fuel industry in the future may restrict Dor Alon’s future operations as well as limit its ability to expand by acquiring businesses and companies.

Political, economic and military instability in Israel may impede Dor Alon’s ability to operate and harm its financial results.

In addition to the risks described below in the risk factor entitled "Risks Related To Our Business As A Whole - Political conditions in Israel affect our operations and may limit our ability to sell our products," the security situation in Israel tends to affect recreational activities of private automobile owners in Israel, and as a result, affects their consumption of petroleum products. Deterioration in the security situation causes a decrease in the consumption of petroleum products in Israel. Additionally, a substantial customer of Dor Alon for the past few years has been the Palestinian Authority, and any deterioration in relations between Israel and the Palestinian Authority may lead to deterioration in trade relations between the Palestinian Authority and Israeli parties, including Dor Alon, could adversely affect Dor Alon’s results of operations in the direct marketing sector. Additionally, the supply of fuel to the Gaza Strip is affected by the restrictions imposed on Dor Alon by the Israeli Ministry of Security. Moreover, during 2010 the Ministry of Defense restricted the fuel supply from the fuel terminal at Nahal Oz, resulting in Dor Alon having to supply fuel through the Kerem Shalom terminal.

In addition, the general security situation in Israel affects the incoming and outgoing tourist industry in Israel and the airlines’ volume of activity, which in turn affects Dor Alon’s activities in supplying jet fuel to these airlines.

Risks Related To Our Non-Food Segment

We are engaged in a highly competitive business. If we are unable to compete effectively against major non-food retailers and wholesalers, low-priced non-food retailers and wholesalers, and other competitors, our business will be materially adversely affected.

The merchandise we sell in our non-food retail and wholesale business is varied, and we therefore compete in several different markets. Our "Naaman", "Sheshet" and "Vardinon" stores compete in the houseware, home textile and accompanying accessories markets. Our "Dr. Baby" stores compete in the baby and young children accessories market, and our "All for a Dollar" and "Kfar Hasha’ashuim" stores compete in the toys and leisure accessories market and the back-to-school products market.

 In recent years competition in the non-food retail and wholesale industry has increased, primarily due to the entry of retail chains and stores from outside the food industry, such as Toys “R” Us, Red Pirate and other specific stores in the toy industry, and Office Depot, do-it-yourself chains such as Home Center and ACE (a franchisee of Ace Hardware), household stores, home textile stores, such as Golf & Co. Ltd., Fox Home and Kitan Textile Industries Ltd., houseware stores, electricity appliances stores and also due to the expansion of the houseware and home textile departments in supermarkets, in the houseware industry. This competition affects the selling prices of our products and the level of our sales. Our Sheshet chain is positioned as a chain that provides products at competitive prices. Increased competition may adversely affect our level of sales and our profitability.

In addition, the barriers of entry are low in some of the markets in which our non-food retail segment competes due to the price and availability of products from overseas suppliers, although the establishment of a network of stores throughout the country together with the required import and marketing of products requires a high level of investment.  The entrance of new competitors may reduce our market share and may reduce the selling prices of our products and lead to a reduction in our profitability.

Economic conditions in Israel affect our financial performance.

Our financial performance is dependent to a significant extent on the economy of Israel. Global economic instability and uncertainty affected our non-food retail and wholesale business in the past by causing a slowdown in the growth of private consumption, which affected the growth of our houseware, home textile, toys, leisure, and baby and young children accessories businesses. Although there has been a recovery in the Israeli economy which resulted in an improvement in the growth of private consumption, further economic instability, uncertainty or slow down could affect the growth of our businesses.

In addition, the global economic crisis has also reduced the availability of credit, increased the costs of financing and the terms under which banks agree to provide financing.  These developments may reduce our sales, increase our costs of borrowing and reduce our profitability.

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We are dependent to a significant extent on a limited number of key suppliers.  If these suppliers raise prices or encounter difficulties in providing their products, our operating results will be adversely affected.

Some of our bed textile products are sewn in the Palestinian Authority. If there is a closure of the borders between Israel and the areas governed by the Palestinian Authority for security reasons, this could affect the transport of persons and goods and can harm the supply of products from these sewing workshops. From our past experience, there were no significant delays in the supply of products from these sewing workshops during such closures. Furthermore, sudden and unexpected interruption in supply by one of Vardinon's suppliers can cause a shortage in products which that supplier supplied for a period of several months until the beginning of supply from an alternative supplier.

In addition, one of Naaman's key suppliers operates in Turkey. There have recently been significant tensions between Turkey and the State of Israel that have raised questions as to whether commercial arrangements between companies in these countries would be adversely impacted. If tensions between Turkey and Israel continue or worsen, our Turkish supplier may cease supplying products to Naaman in the short run, and then we would need to locate and qualify alternate suppliers, which could take time, increase our costs and adversely affect the quality of our products. We may also experience a delay in receiving products from an alternate supplier which could materially and adversely impact our reputation and results of operations.

We are dependent on franchisees that own and operate a large portion of our Non Food retail stores. We have limited control over franchisees, and our financial results could be negatively impacted by the performance of the franchisees.

We hold and operate, through our subsidiaries, large retail chains with a total 248 stores as of December 31, 2011, of which 147 stores of our "Kfar Hasha'ashuim", "Dr. Baby", "Sheshet", "All for a Dollar" and "Naaman" chains, are owned and operated by franchisees.  This store ownership mix presents a number of drawbacks, such as our limited control over franchisees and our limited ability to facilitate changes in the ownership and management of the franchised stores.

Subject to the terms of our franchise agreements, franchisees independently operate and oversee the daily operations of their stores, and they have a significant amount of flexibility in running their operations. Their employees are not our employees.  Although we can exercise control over our franchisees and their store operations to a limited extent through our franchise agreements, the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise and property revenues could decline.

In addition, some of our franchise agreements limit our ability to open new stores in the vicinity of existing franchised stores, which may limit our ability to expand our business.

In addition, we provide our franchisees with credit as part of our franchise agreements. We have had difficulties collecting amounts due to us from franchisees, and during the second half of 2011, we wrote off some of the debt owed to us by franchisees. If we continue having difficulties collecting debt from franchisees, we may decrease our sales to the franchisees and increase our doubtful accounts, which could materially and adversely impact our sales and financial results.

Our profit margin would be adversely affected if our ability to utilize our distribution centers were limited.

We have a distribution center in Be'er Tuvia from which we distribute a large portion of the products we carry to our non-food retail outlets. The products distributed by our distribution centers to our non-food retail outlets made up approximately 55% of our total purchases during 2011 (In the year 2010, this distribution center only served Vardinon and Kfar Hasha’ashuim and during the second half of 2011, this distribution center began to be fully used and also served Naaman, "Dr. Baby" and Mega Retail). A shortage of inventory in our distribution center and our inability to utilize this distribution center for any reason may significantly impair our ability to distribute our products to our non-food retail outlets and would adversely affect our profit margin.

 Disruptions of the Israeli ports may affect our ability to import products used in our non-food retail business.

Our non-food retail segment acquires most of its products from suppliers outside of Israel, and most of its products are imported via the sea. A prolonged general strike, shutdown or a disruption of any of the Israeli ports for an extended period of time, including as a result of a military conflict, would affect our ability to import such products or increase their prices. In addition, since the peak selling season of some of our non-food retail stores is before or during the holidays, disruptions in the ports before or during such holiday seasons may adversely affect our sales and financial results.

10

Political and economic conditions in China may affect the operating results of our non-food retail segment.

Most of our non-food retail segment's imports are from suppliers located in China.  Because most of the products sold by our non-food retail segment are manufactured in and imported from China, its activity may be affected by changes in the political and economic conditions in China.  For instance, any material change in the NIS-Chinese currency exchange rate may increase our manufacturing costs and increase the price of those imported products from China.

Our imports from China are affected by costs and risks inherent in doing business in Chinese markets, including changes in regulatory requirements or tax laws, export restrictions, quotas, tariffs and other trade barriers, and the state of the economy.

Any of these risks could have a material adverse effect on our ability to deliver or receive non-food products on a competitive and timely basis and on our sales and profitability.

Risks Related To Real Estate

We are subject to risks regarding the ownership of real estate assets.

We own, through our subsidiaries, real-estate assets, most of which are currently used in connection with the retail operation of our stores, and the remainder is leased to third parties or is held for future development. These assets are subject to risks with regard to ownership of real-estate assets, including decline in demand and surplus of supply of commercial properties, which might have a material adverse effect on the real-estate markets, occupancy rates, rental fees and revenues from third parties and on the value of the assets in the Company's financial statements. These risks include increase of operational costs, decline of the financial conditions of the lessees and additional factors which are beyond our control. In addition, from time to time we acquire real estate with the intention of changing the zoning of such real estate.  We cannot assure that the relevant planning authorities will approve these contemplated zoning changes or, if approved, that we will be able to sell our real estate at a profit following a change of zoning.

A slowdown in the Israeli yield-generating real estate market may adversely affect our business.

Commencing from the beginning of the fourth quarter of 2008 and as a result of global economic and financial market conditions, there was a slowdown in the Israeli yield-generating real estate market which is evidenced by a decline in the number of real estate transactions, a reduction in the availability of credit sources, an increase in financing costs and stricter requirements by banks for providing such financing. The year 2010 was marked by a shift from an economic slowdown in Israel in the first half of the year to the beginning of a recovery of the Israeli economy toward the end of the year, and such recovery continued during 2011. However, the signs of an economic slowdown and the resulting consequences may have not yet completely subsided and the debt crises generated in Europe may have a future adverse affect on the economic conditions in Israel. During 2011 and the beginning of 2012, it was still difficult to receive financing from the banks and other sources in Israel and abroad, which has adversely affected the yield-generating real estate market. In addition, the public protest which began in July 2011 among others with regard to high housing costs in Israel led to a slowdown in the Israeli yield-generating real estate market which was evidenced by a decline in the demand for real estate during the second half of 2011 due to the sharp increase in real estate prices and the public's anticipation that such prices will decrease due to the public protest. If the economic conditions in Israel were to deteriorate, there may be a continued decline in demand for commercial real estate, a reduction in rental fees, a decline in the fair value of our real estate assets and an increase in the cost and availability of financing from Israeli banks, which could adversely affect our real estate business.

BSRE may not be able to obtain additional financing for its future capital needs on favorable terms, or at all, which could limit its growth and increase its costs and could adversely affect the price of its ordinary shares.

Most of BSRE's activities, including its wholesale market project, are largely financed from external sources.  We cannot be certain that BSRE will be able to obtain financing on favorable terms for its activities, or at all, and BSRE cannot be certain that its existing credit facilities will be renewed. In addition, an adverse change can occur in the terms of the financing that it receives.  Any such occurrence could increase BSRE's financing costs and/or result in a material adverse effect on the results of the Company and its ability to develop its real estate business. As of March 31, 2012, BSRE had long term loans including debentures in the outstanding amount of approximately NIS 1.8 billion. The amount of long term loans currently outstanding may inhibit BSRE's ability to obtain additional financing for its future capital needs, inhibit BSRE's long-term expansion plans, increase its costs and adversely affect the price of its ordinary shares.

Economic conditions in Israel and Abroad affect our financial performance.

We value our yield-generating real estate property at fair value according to IAS 40 and changes to the fair value of our real estate are reflected in our financial statements.  The fair value of our properties could be impacted by a number of factors, including the global economic and financial market crisis, as well as the retail sector in Israel because most of our assets are intended for retail businesses. Reductions in the fair value of our real estate may materially adversely affect our financial results.

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A recession and/or government policies may have a negative impact on BSRE's new operations in residential building, by causing a decrease in the scope of marketing and sales and a decrease in the prices of apartments.

Since 2010, we have entered into the residential building sector in Israel. A recession may cause a decrease in the scope of sales and a decrease in the prices of apartments. In addition, government policies may affect the availability and value of real estate designated for building and may also affect the prices of apartments.

Moreover, since 2010, we have entered the area of promotion and planning of residential real estate. There are different risks in this sector including: exposure to changes in the demand for residential properties as a result of changes in the economy, especially as a result of a recession or a significant deterioration in the economy; the speed at which local planning authorities and cities that affect the project timetables approve the building projects; changes in and increases to the stringency of building and planning laws and regulations, which may require the Company to incur additional expenses; lack of human resources in the building sector, as a result of the government's policy for employing foreign workers, or 'closures' for security reasons as well as delays or continuing lack of raw materials, for example as a result of the closure of Israel's ports, that may affect the Company's ability to meet the original timetables as well as its originally contemplated costs; and changes in the government's policies for the granting of mortgages, which affect the level of demand for residential properties.

Risk Related To Our Business As A Whole

Establishment of government committees and protests against high cost of living may adversely affect our business.

In July 2011, a public protest began in Israel with regard to high housing costs. This protest evolved into a wide scale public demonstration encompassing many other issues, including claims that the cost of living has increased out of control and must be regulated. As a result of these protests, we saw a decline in sales in our Supermarket segment in the second half of 2011. In response to these protests, in August 2011 the Government of Israel formed the Trachtenburg Committee whose role, inter alia, was to examine the living costs in Israel and the influence of the alleged lack of competition in the marketplace has had on these costs and to propose solutions to these issues. The Knesset has already adopted the Trachtenburg Committee's recommendation relating to an increase in our corporate taxes and to an increase of competition between fueling stations. The public protests also added a greater urgency to the governmental-appointed Centralization Committee, which had been appointed in October 2010 to examine market concentration in the Israeli economy, which is characterized by a small number of groups that control major business areas, and its effect on the level of competition, market efficiency and financial stability, and propose measure to address. An additional committee has been appointed by the Israel Industry, Trade and Employment Office and by the Minister of Finance to examine the food market (the Kedmi Committee). These developments may have a material impact on the Israeli economy in general as well as the industries in which we compete, and proposals by any such committees could materially adversely affect our business by materially adversely affecting our growth and our profitability. These developments could materially adversely affect our ability to open new supermarkets and convenience stores and the profitability of our existing supermarkets and convenience stores and materially affect our real estate development business. These developments and proposals by any such committees could particularly adversely affect our Supermarkets segment in light of the fact that we are the second largest supermarket chain in Israel. For additional information on this matter, see "Risks Related To Our Supermarkets - The recommendations of the "Kedmi Committee" may have a material adverse effect on our ability to purchase additional branches or could obligate us to sell some of our branches and may materially adversely affect the Company's sales and profits", and "Risks Related To Fueling Stations and Convenience Stores - The recommendations of the Trachtenburg Committee may have a material adverse effect on Dor Alon's results of operations".

The recommendations of the Centralization Committee may have a material adverse effect on our operating results.

In October 2010, a Centralization Committee was appointed in order to examine the concentration of the Israeli economy, which is characterized by a small number of groups that control major business areas, and its effect on the level of competition, market efficiency and financial stability, and propose measure to address. The Israeli Government adopted the recommendations of the Centralization Committee in April 2012. In May 2012, the Ministry of Justice published a legal memorandum on increase in competition and decrease of centralization, as part of the implementation of the government's decision and as a first step to adopting a new law. Such memorandum deals with three main areas: (i) taking into account competitive and centralization factors when granting rights of substantial value or rights in crucial industries (communications, water, energy, ports, among others), (ii) limitation upon the number of levels of companies in a pyramid corporate structure, and (iii) separation of holdings in financial and non-financial businesses. In the current structure of the Company, implementation of the recommendations will not have any material effect on the Company; however, in the event the structure of the Company will be changed in the future, implementation of the recommendations would apply additional governmental corporation rules on the Company and may materially adversely affect our operating results.

We have a history of quarterly fluctuations in our operating results and expect these fluctuations to continue due to seasonality.  This may cause the share and ADS price of Alon Holdings to be volatile.

Our business is subject to fluctuations in quarterly sales and profits. These fluctuations are primarily attributable to increased sales and higher operating income in the holiday seasons occurring in different quarters from year to year.  Thus, for example, in our supermarkets, and in our "Naaman", "Vardinon" and "Sheshet" chains, increased sales attributable to Passover, which occurs in either March or April, may be realized in either the first or the second quarter, and sales attributable to the Jewish New Year, which occurs in either September or October, may be realized in either the third or the fourth quarter. In our "Kfar Hasha'ashuim" chain, increased sales are generally attributable to Purim, which occurs in March, and to the "Back-to-School" season in August.  However, the timing of the holidays does not affect our semi-annual results.

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Many of our expenses are unrelated to the level of sales. Therefore, a relatively modest increase or decrease in sales, whether or not related to the timing of holidays, tends to have a disproportionately large impact on our profitability.

Because of the fluctuations that we have experienced in our quarterly operating results, we do not believe that period-to-period comparisons of our operating results are necessarily meaningful or should necessarily be relied upon as indicators of future performance. Accordingly, our operating results may be below public expectations in future periods. Our failure to meet these expectations may cause the share and ADS price of Alon Holdings to decline.

Since the issuance of our 5.9% unsecured debentures issued in August 2003, we have limited the cash dividends that we pay on our ordinary shares.

In connection with our issuance of NIS 400 million in aggregate principal amount of unsecured 5.9% convertible and nonconvertible debentures in August 2003, Alon Holdings' board of directors resolved that Alon Holdings would not distribute dividends in any quarter if the ratio of our net financial obligations (as defined then by S&P Maalot, an Israeli rating agency owned by S&P) to EBITDA for any quarter exceeds 3.5 until June 30, 2006 or exceeds 3.0 thereafter.  Alon Holdings' board of directors also resolved that Alon Holdings would not distribute dividends in any quarter if the ratio of the unencumbered fixed assets (net of depreciation) and investment property as set forth on our financial statements to financial obligations (as defined then by S&P Maalot, an Israeli rating agency owned by S&P) for any quarter is below 120%.

On January 14, 2010, Alon Holdings' board of directors decided that in view of the changes and development of Alon Holdings' since 2003, including the transfer of Alon Holdings and Mega Retail's real estate properties to BSRE (which has financial obligations to EBITDA ratios appropriate for real estate companies and currently holds a major part of the consolidated debt), the purchase of Bee Group (a Non Food retailer), and the reorganization of Alon Holdings food retail activities in its subsidiary, Mega Retail Ltd., that the ratio of net financial obligations to EBITDA is to be calculated by deducting from the net financial obligations Alon Holdings' debt which is related by the company to real estate that is not in use by Alon Holdings (which is equal to 75% of the investment property as recorded on the balance sheet). On December 31, 2011, the net financial obligations to EBITDA (calculated in accordance with the deduction described above) were 6 (taking into account Dor Alon’s financial obligations as of December 31, 2011). Due to the acquisition of Dor Alon in October 2010, the increase in fuel prices which increase our capital needs, the Company's investment plan to open additional Mega Retail branches, the entrance of BSRE to additional new projects and the launching of Alon Cellular, our board of directors further resolved that Alon Holdings would not distribute dividends in any quarter if the ratio of our net financial obligations (calculated in accordance with the deduction described above) to EBITDA for any quarter exceeds 6.

A downgrading of the rating on our debentures may require us to repurchase some of our debentures and may require us to repay some of our bank loans.

The 5.9% unsecured debentures that we issued in August 2003 are subject to downgrading upon the occurrence of certain events, including as described above. A downgrading of the rating on these debentures to "ilBBB" or lower may require us to repurchase our 5.9% unsecured debentures issued in August 2003. As of December 31, 2011, the remaining principal balance of the Series A Debentures was NIS 239 million (approximately US $62.1 million). The Series B Debentures were fully converted or repaid in August 2011.

The credit rating of our Series A debentures is currently "A2/Stable" by Midroog Ltd., an Israeli rating agency and 51% subsidiary of Moody's ("Midroog").

In October 2010, Bank Hapoalim loaned us an aggregate amount of NIS 200 million with an interest rate of 2.8% per year linked to the CPI. As of March 31, 2012, the balance of the loan was NIS 189 million (approximately US $49.1 million). The decrease in the credit rating to “A3” will cause an increase of 0.25% per year in the interest rate we pay under such loan. An additional decrease to "Baa2" (two credit levels) will cause a further increase of 0.25% per year in the interest rate we pay under such loan. A decrease in the credit level rating under "Baa2" will provide the bank the right to an immediate repayment of the balance of the loan.

Alon is able to control the outcome of matters requiring shareholder approval.

As of May 30, 2012, Alon owned, directly and indirectly through Alon Retail Ltd., approximately 73.26% of Alon Holdings' outstanding ordinary shares. So long as Alon, or any successor to its shareholdings in Alon Holdings, continues to own beneficially more than 50% of our outstanding ordinary shares and voting power, it will be able to control the outcome of matters requiring shareholder approval that do not require a special majority, including the election of all Alon Holdings directors, other than Alon Holdings' two external directors whose election, under the Israeli Companies Law, requires that a majority of the non-controlling shareholders who participate in the vote, vote for their appointment, or that the total number of shares of non-controlling shareholders that voted against their appointment does not exceed two percent of the aggregate voting rights in the Company.

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We own a majority interest in our subsidiaries. As a majority shareholder, we owe fiduciary duties to the non-controlling shareholders of our subsidiaries and have to share dividends and distributions with these non-controlling shareholders.

In addition to our wholly owned subsidiaries, Mega Retail and Bee Group, our two main subsidiaries are BSRE, in which we owned a 78.22% interest as of March 31, 2012, and Dor Alon, in which we owned an approximately 78.38% interest as of March 31, 2012.

Through our subsidiary, Bee Group, as of March 31, 2012, we held approximately 77.03% of the outstanding shares of Naaman Porcelain Ltd., which is publicly held and traded on the Tel Aviv Stock Exchange, which held 100% of the share capital interest in Vardinon Textile Ltd., the shares of which were delisted from the Tel Aviv Stock Exchange on March 17, 2011. In addition, as of March 31, 2012, we owned 11 separate supermarkets and nine stores within a Mega store through our 51% subsidiary, Eden Teva.  The ordinary shares of Eden Teva that are not owned by us are held by private third parties (including the CEO of Eden Teva).

Mega Retail leases from BSRE the real estate underlying a substantial portion of the supermarkets that it owns. The ordinary shares of BSRE that are not owned by Alon Holdings are publicly held and traded on the Tel Aviv Stock Exchange.

In order to satisfy whatever fiduciary obligations we may have under applicable law to the non-controlling shareholders of our partially owned subsidiaries, we endeavor to deal with each of these subsidiaries at “arm’s-length.” Some transactions between Alon Holdings and any of these subsidiaries, including any cancellation of such transactions, require the approval of the audit committee, the directors, and, under certain circumstances, approval of the shareholders of the subsidiary by special vote and are subject to the receipt of applicable permits and approvals. In addition, any dividend or distribution from a subsidiary requires the approval of the directors of that subsidiary, and may be subject to restrictions imposed by loan and other agreements to which they are parties.

In recent years, we have expanded our non-food retail and wholesale business by acquiring businesses with stand alone retail outlets.  We may not be able to successfully consolidate these business operations with our supermarket business or to capitalize on potential synergies of the internal reorganization of our non-food retail and wholesale businesses.

As part of our strategy to expand our presence in “Non-Food” stand alone retail outlets, we acquired 50% of Bee Group in 2005 and by 2008 we had increased our holdings in Bee Group to 85% (and subsequently increased our holdings to 100% in 2010). During this period, Bee Group acquired the controlling interest in Vardinon Textile Ltd. (home textile retailer and wholesaler) and the controlling interest in Naaman Porcelain Ltd. (houseware retailer and wholesaler) (the "Bee Group Acquisition"), and Bee Group effected an internal reorganization of its own subsidiaries in order to improve Bee Group's operating efficiency. Realization of the anticipated benefits of our Bee Group acquisitions, including anticipated operating synergies among the various subsidiaries of the Bee Group and the Non-Food segment, and between the Bee Group and the Company as a whole will depend, in large part, on our ability to successfully eliminate redundant corporate functions and consolidate company and shared service responsibilities. We will be required to devote significant management attention and resources to the consolidation of business practices and support functions while maintaining the independence of the Bee Group's stand alone brand names. The Company has redefined certain of its Non-Food segment activities as non-synergetic with the Supermarkets segment. During 2011, we discontinued the sale of "Kfar Hashashuim" chain products and "All for a Dollar" chain products in our Supermarkets.

The process of consolidating corporate level operations could cause an interruption of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with our Bee Group acquisitions and the realization of corporate synergies and operational improvements could have an adverse effect on our business, financial results, financial condition or share price. The consolidation and integration process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated synergies and other benefits anticipated from the Bee Group acquisition will be realized.

In addition, our expansion into the non-food retail and wholesale business has required us to enter new markets in which we have limited experience and where competitors may have stronger market positions. If we are not able to successfully compete against our more experienced competitors in the stand alone Non-food retail and wholesale outlet businesses, our business may be adversely affected.

Failure to obtain or maintain permits required for our operations may adversely affect our operating results.

Our operation of stores and fueling stations in Israel requires permits from municipal authorities, which are conditioned on the prior approval of various agencies, including the health and environment ministries, and the police and fire departments. Some of the permits for Mega Retail stores are currently in the name of the Co-Op Blue Square Services Society, or the Co-Op, our former controlling shareholder, and entities other than us, and have not yet been transferred or re-issued to us.  Furthermore, as a result of the reorganization of our supermarket retail activities, these permits are to be transferred in the name of Mega Retail, in which all of our food retail activity has been centralized. Also, some of our stores require permits that have not yet been obtained, or have expired or require renewal.

Some of our stores do not have permits according to the requirements of the Israeli Business Permits Law, 1968. A lack of such permits by any store in many cases is considered a breach of the tenancy agreement for such store, which would allow the landlord to annul the lease agreement. As of March 31, 2012, none of the landlords had made use of this right.

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In addition, Kfar Hashashuim received a court issued order to vacate its logistics center due to a lack of a permit to conduct its business in the logistics center and a lack of building permits. A court hearing was held on October 18, 2010 in which Kfar Hashashuim informed the court of its new logistics center and informed the court of its intention to completely vacate the logistics center by the end of November 2010. In August 2010, Kfar Hashashuim completed its transition into the new logistics center.

As a result of the hostilities between Israel and the Palestinians, the relevant authorities, including the police, have required us to adopt various security measures.  These safety requirements prescribe extensive investment in safety equipment, the retaining of security personnel and may lengthen the time dedicated for obtaining permits from the municipal authorities. If we are unable to obtain or maintain one or more required permits, we may be required to close one or more stores or to take other remedial action to obtain or maintain these permits.

Increase in employee minimum wage in Israel may adversely affect our operating results.

A substantial portion of our employees’ wages is adjusted upon a change in the minimum wage in Israel. Under Israeli law, the minimum wage, which is increased from time to time as a result of various economic parameters and updating of employee-union agreements, equals approximately 47.5% of the average wage for an employee in Israel, unless otherwise determined by government regulations. Pursuant to existing legislation, the current minimum monthly wage is NIS 4,100 ( approximately $1,066 as of May 21, 2012). On June 6, 2011, the Knesset approved an amendment to the Minimum Wage Law, 1987, to gradually increase the minimum wage to NIS 4,300 (approximately $1,125 as of January 3, 2012). Accordingly, on October 1, 2012, it will increase to NIS 4,300, or approximately $1,118. Such increases in minimum wage will increase our labor costs and thus may adversely affect our operating results.

 Increases in oil, electricity, raw material and product prices may affect our operating results.

The sharp fluctuation in oil prices in recent years has led to the fluctuation in our electricity prices and the price of raw materials used in the plastic packing industry. While 2010 was characterized by moderate changes in electricity and fuel prices, we cannot assure you that our suppliers will not raise prices in the future. Further increase in oil, raw material and product prices would impose significant expenses and costs on us, which could have an adverse effect on our operation results. During 2011, electricity prices increased by 13%. During 2012 until May 29, 2012, the electricity prices further increased by 9%.

Impact of inflation may adversely affect our financial expenses and operating income.

Our non-financial assets and equity are not adjusted for inflation in Israel, while the repayment of interest and principal of part of our loans and debentures are adjustable, linked to changes in the Israeli consumer price index, as provided in our loan and debenture agreements. As a result, an increase in inflation in Israel would have the effect of increasing our financial expenses without any corresponding offsetting increase in our assets and revenues in our financial statements, leading to lower reported earnings and equity. The extent of this effect on our financial statements would be dependent on the rate of inflation in Israel. The Company has an excess of CPI-linked liabilities over CPI-linked assets (mainly in respect of outstanding debentures). From time to time, we engage in transactions to hedge a portion of this inflation risk through NIS – CPI swaps in order to reduce our risk to inflation, although we do not eliminate the risk of inflation.

In addition, some of our operating expenses are either linked to the Israeli consumer price index (such as lease payments payable by us under various real estate property leases in connection with our operations) or are indirectly affected by an increase in the Israeli consumer price index.  As a result, an increase in the inflation rate in Israel would have the effect of increasing our operating expenses, thereby affecting our operating income. The extent of this effect on our operating income depends on the rate of inflation in Israel.

In addition, BSRE, a 78.22% subsidiary of the Company, is exposed to modifications of the construction valuation index, which may affect constructions costs.

The value of our securities portfolio may be adversely affected by a change in the capital markets, interest rates or the status of the companies in whose securities we have invested.

As of March 31, 2012, we held approximately NIS 293.5 million in Israeli corporate and government bonds with fixed interest rates, a portion of which are linked to the Israeli CPI.  A decrease in the market value of these bonds or interest rates or a change in the status of the companies in whose bonds we have invested could lead to a material increase in our net financing expenses.

Volatility of Alon Holdings' share and ADS price could adversely affect our shareholders.

The market price of Alon Holdings' ordinary shares and ADSs could be volatile and could be subject to fluctuations in response to numerous factors, including the following:

•	actual or anticipated variations in our quarterly operating results or those of our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in our business;

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•	changes in the market valuations of our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	entry into strategic partnerships or joint ventures by us or our competitors;

•	the political, economic, security and military conditions in Israel;

•	additions or departures of key personnel; and

•	sales of ordinary shares by Alon Holdings’ controlling shareholder.

Many of these factors are beyond our control and may materially adversely affect the market price of Alon Holdings’ ordinary shares and ADSs, regardless of our performance.

Since 1996, Alon Holdings’ ADSs have been listed for trading on the New York Stock Exchange.  Since November 2000, Alon Holdings’ ordinary shares have also been listed for trading on the Tel Aviv Stock Exchange.  Volatility of the price of Alon Holdings’ securities on either market is likely to be reflected in the price of Alon Holdings’ securities on the other market.  In addition, fluctuations in the exchange rate between the NIS and the dollar may affect the price of Alon Holdings’ ordinary shares on the Tel Aviv Stock Exchange and, as a result, may affect the market price of Alon Holdings’ ADSs on the New York Stock Exchange.

Currency fluctuations might affect our operating results and translation of operating results.

Any devaluation of the NIS against various non-Israeli currencies in which we or our suppliers pay for imported goods has the effect of increasing the selling price of those products which we sell in Israel in NIS and thereby our operating results. This devaluation would have a greater effect on our non-food retail and wholesale business because a higher proportion of the goods that we sell in our non-food retail stores are acquired from overseas suppliers.  Any devaluation of the NIS would also cause an increase in our expenses as recorded in our NIS denominated financial results even though the expenses denominated in non-Israeli currencies would remain unchanged.

In addition, because our financial results are denominated in NIS and are translated into US dollars for the convenience of US investors, currency fluctuations of the NIS against the US dollar may impact our US dollar translated financial results.

Also see "Risk Related To Our Business As A Whole - Increases in oil, electricity, raw material and product prices may affect our operating results."

We are exposed to risks of fraud and theft with regard to our gift certificates which may cause a loss of revenue and non-recoverable expenses.

We run programs under which we issue and sell gift certificates and electronic prepaid cards to institutions, companies and individuals, particularly during the High holy days and Passover seasons.  The gift certificates and prepaid cards can be used in our stores as well as other stores with which we entered into collaboration agreements.  Based on our experience, we are exposed to risks connected with the issuance of gift certificates, including risks that they may be fraudulently forged or stolen, and we are exposed to risks of computer fraud or errors in connection with the issuance of prepaid cards. A substantial or large scale forgery, theft, fraud or error may cause a reduction in our revenue and increase our expenses.

The failure of our use of technological information systems and computer systems may adversely affect our day-to-day operations.

We use several IT systems.  Our day-to-day operations are dependent on the proper function of these systems.  We take various measures to ensure the integrity and reliability of the data and computer systems, including data protection and data back-up.  However, a failure of our data and/or computer systems may adversely affect our day-to-day operations.

We are party to legal proceedings in connection with tax assessments.

In July 2005, the Income Tax Authority issued a notice of a deduction assessment for the years 2001-2004 to the Company. The amount claimed under this assessment totaled NIS 34 million, and primarily relates to certain benefits granted to employees in the Company’s branches. In November 2005, several senior employees were questioned under warning, with respect to these benefits.  Following these assessments and after the rejection of the Company's position on the matter, the Income Tax Authority issued to the Company deduction assessment orders for the years 2001-2004 in the amount of approximately NIS 44 million. The Company has filed appeals with the District Court contesting these assessment orders, which as of the date of this prospectus are still pending. During 2011, the Company received deduction assessment for the years 2005-2008 and the amount claimed under this assessment totaled NIS 32 million. This amount is based on the Income Tax Authority stand on the issues under dispute, as well as National Insurance assessments that are based on the Income Tax Authority assessments above, which require additional payments of NIS 27.5 million for the years the 2001-2004. The Company is negotiating with the Income Tax Authority and the National Insurance in order to settle the dispute. In the opinion of the Company and its advisors, the provisions included in the Company's financial statements are sufficient to cover the potential liabilities.

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In July 2007, the Israeli Tax Authority issued to the Company value added tax assessment for the years 2001-2006 in the amounts of approximately NIS 22 million in connection with the subject matter of the foregoing deduction assessments. The Israeli Tax Authority did not accept most of the Company's position, although it agreed to reduce the total amount to approximately NIS 16.3 million.   In February 2009, the Company filed an appeal with the District Court, and as of the date of this prospectus, t he Company is negotiating with the Israeli Tax Authority in order to settle the dispute. In the opinion of the Company and its advisors, the provisions included in the Company's financial statements are sufficient to cover the potential liabilities.

Political conditions in Israel affect our operations and may limit our ability to sell our products.

We and all of our subsidiaries are incorporated under Israeli law and our principal offices and operations are located in the State of Israel. Political, economic, security and military conditions in Israel directly affect our operations.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying, from time to time, in intensity and degree, has led to security and economic problems for Israel. We could be adversely affected by hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel.

The future of Israel’s relations with its Arab neighbors and the Palestinians is uncertain, and several countries, companies and organizations continue to restrict business with Israel and with Israeli companies. We could be adversely affected by adverse developments in Israel’s relationship with its Arab neighbors and the Palestinians or by restrictive laws, policies or practices directed towards Israel or Israeli businesses.

In the last few years, there have been increased hostilities between Israel and the Palestinians. These hostilities have included terrorist acts in Israel and military operations in the West Bank and Gaza. In December 2008 Israel was engaged in an armed conflict with Hamas in the Gaza Strip, which reduced the sales of some of our stores that are located in the southern region of Israel. In July 2006, a conflict with Hezbollah escalated significantly on Israel’s northern border.  Due to the hostilities in the northern part of Israel and Lebanon, a number of our stores located in the northern region did not operate according to their usual schedule. We cannot predict the effect on our business if hostilities are renewed or the security situation deteriorates in any part of the country.

Many of our officers and employees are currently obligated to perform annual reserve duty and are subject to being called to active duty at any time under emergency circumstances.  We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

It may be difficult to enforce a U.S. judgment against us and some of our officers and directors, to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

We are incorporated in Israel. Our executive officers and directors are nonresidents of the United States, and substantially all of our assets and most of the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States based upon the civil liabilities provisions of the U.S. federal securities laws against us or any of these non-residents of the United States or to effect service of process upon these persons in the United States. Additionally, it may be difficult for you to enforce civil liabilities under U.S. federal securities laws in actions instituted in Israel.

We may be subject to tax exposure in connection with a number of our activities and asset transfers.

We have been involved in a number of asset transfers and transactions for which we received pre-rulings from the Israeli Tax Authority in connection with the tax consequences of such transactions. Those transactions included:

•	Transfer of assets between Mega and BSRE in 2009;

•	Transfer of retail activities between Alon Holdings and Mega in 2009 and merger of Hyper Hyper and Shefa Shuk into Mega in 2009;

•	Organization and restructuring of Bee Group in the years 2006 to 2008;

•	Splitting of gas activity from Dor Alon;

•	Purchase by Alon Holdings of shares in Dor Alon; and

If we do not comply with one or more of the conditions imposed on us in the aforementioned tax rulings, we may be obligated to pay Israeli income taxes as a result of these transactions linked to the Israeli consumer price index, plus interest and penalties.

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In March 2011, our indirect subsidiary in which we currently hold 100%, received a mobile virtual network operator license (MVNO license) from the Israeli Ministry of Communications. We may be required to invest resources in order to develop the business. We cannot guarantee that the cellular services business will be profitable.

In March 2011, Alon Cellular, our indirect subsidiary in which we hold 100%, received a mobile virtual network operator license (MVNO license) from the Israeli Ministry of Communications. The MVNO license will enable Alon Cellular to enter the Israeli communication market and add cellular services to the services that the Company offers to its customers. In December 2011, Alon Cellular have entered into an agreement with Partner Communications Ltd. for launching cellular services in an MVNO model, which will enable Alon Cellular to offer cellular services. Our expansion into the cellular business will require us to enter a new business in which we have limited experience and where competitors are experienced and have stronger market positions. We may not be able to successfully compete against our more experienced competitors in the cellular services market, particularly given the high penetration of the Israeli mobile telephone market.

In addition, the telecommunications market in Israel is complex and is highly regulated. We may be required to devote substantial management attention and resources to develop the new business. Current and future regulations will limit the manner in which we may conduct our business and may increase our costs. We cannot guarantee if or when our cellular services business will be profitable. Furthermore, in May 2012, two new operators began providing cellular services, which will increase competition in the Israeli cellular services market and may reduce profitability of our cellular services business and adversely affect our ability to attract subscribers.

We are exposed to, and currently are engaged in, a variety of legal proceedings, including class action lawsuits.

We sell goods to millions of consumers on a daily basis. As a result of the scope and magnitude of our operations we are subject to the risk of a large number of lawsuits, including class action suits by consumers and consumer organizations. These actions are costly to defend and could result in significant judgments against us. Recent years have been characterized by a substantial increase in the number of requests for certification of class actions filed and approved in Israel, including against us, and this trend is expected to continue. Currently, we are engaged in various material legal proceedings, many of which are for substantial amounts.  Should these requests to certify lawsuits against us as class actions be approved and succeed, this may have a material adverse effect on our financial results.

Risks Related To Our Acquisition of Dor Alon Shares

The Acquisition may not result in the benefits that Alon Holdings currently anticipates and may subject Alon Holdings to certain limitations in its efforts to realize operational synergies between the operations of Alon Holdings and Dor Alon.

Achieving the expected benefits of our acquisition from Alon of its approximately 80% interest in Dor Alon (the “Acquisition”) depends, among other things, on the ability to realize the operational synergies envisaged in the acquisition by combining the different sales, retail, and marketing platforms, as well as the different operational and logistical platforms. The Acquisition process also may result in the need to invest unanticipated additional cash resources, which may divert funds that Alon Holdings expects to use for pursuing new opportunities and other purposes. If Alon Holdings is unable to realize the operational synergies envisaged in the Acquisition by combining the different sales, retail, and marketing platforms, as well as the different operational and logistics platforms, the benefits of the Acquisition will not be realized and, as a result, Alon Holdings' operating results may be adversely affected and its share price may decline.

Moreover, some transactions between Alon Holdings and Dor Alon, including any cancellation of such transactions, will require the approval of the audit committee, the directors, and, under certain circumstances, approval of the shareholders of Dor Alon by special vote and are subject to the receipt of applicable permits and approvals. In addition, any dividend or distribution from Dor Alon requires the approval of the directors of Dor Alon. As such, Alon Holdings may be limited in its ability to fully realize the synergies and other benefits of the Acquisition.

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REASONS FOR THE OFFER AND USE OF PROCEEDS

      We will not receive any of the proceeds from the sales of our ordinary shares by the selling shareholder.

OFFERING PRICE

       The selling shareholder has advised us that it may sell the Shares offered by this prospectus at the prevailing market price at the time of such sales, at prices related to such prevailing market price, at negotiated prices, or at fixed prices. The actual number of Shares to be sold and the prices at which they will be sold will depend upon the market price at the time of those sales. Therefore, we have not included in this prospectus information about the price to the public.

OFFER AND LISTING DETAILS

     Since the initial public offering of our ordinary shares in August 1996, our American Depository Shares, or ADSs, have been traded on the New York Stock Exchange, or NYSE, under the symbol "BSI." Prior to the offering, there was no market for our ordinary shares. Since November 2000, our shares have also been traded in the Tel Aviv Stock Exchange, or TASE, under the symbol "BSI".

     The high and low sales prices for our ADSs as reported on the NYSE during the second quarter of 2012 as well as for April 2012 are set forth below. Other information regarding the market price of our ADSs is located in our Form 20-F for the year ended December 31, 2011 filed with the Securities and Exchange Commission, or the SEC, on April 30, 2012.

2012
	LOW	HIGH
Second quarter (until May 29, 2012)	$2.44	$3.93
April	$3.51	$3.93

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2012 on an actual basis. The financial data in the following table should be read in conjunction with our consolidated financial data and notes thereto incorporated by reference herein.

	As of March 31, 2012
	NIS	$
	In thousands
Cash and cash equivalents	110,818	29,830
Short term bank deposit	97,399	26,218
Investment in securities	330,950	89,085
Total assets	539,167	145,133
Short term and long term debt:
Bank loans*	2,414,857	650,029
Convertible debentures	118,671	31,944
Debentures	2,508,261	675,171
Total short term and long term debt	5,041,789	1,357,144
Equity:
Ordinary shares, par value NIS 1 per share: 100 million shares authorized; 66,161,860 shares issued (including 207,433 treasury shares) (1)	79,881	21,502
Additional paid-in capital	1,219,279	328,204
Other reserves	(10,321)	(2,778)
Accumulated deficit	(112,317)	(30,233)
	1,176,522	316,695
Non-controlling interests	372,574	100,290
Total equity	1,549,096	416,985

* Includes secured debt in a total amount of NIS 1,531 million (U.S. $412 million).

(1) Based on 66,160,860 ordinary shares issued as of December 31, 2011 (of which 207,433 ordinary shares were held by us as treasury shares). This number does not include, as of December 31, 2011 704,663 ordinary shares issuable upon the exercise of outstanding options at a weighted of average exercise price of NIS 36.13 share.

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SELLING SHAREHOLDER

The following table provides certain information with respect to the ordinary shares beneficially owned by Alon Israel Oil Company Ltd., the selling shareholder, as of May 29, 2012. Except as otherwise described below, the selling shareholder has not had a material relationship with us within the past three years.

This prospectus covers the offering for resale from time to time of up to 6,616,186 ordinary shares. The selling shareholder is under no obligation to sell all or any portion of their ordinary shares, nor are they obligated to sell any of their ordinary shares immediately under this prospectus. The selling shareholder has not indicated to us that it presently intends to sell shares offered by this prospectus. Since the selling shareholder is not obligated to sell its ordinary shares, we do not know how many ordinary shares it will own when this offer is terminated. Because the selling shareholder owns a substantial number of our outstanding ordinary shares and is an affiliate of Alon Holdings, it will be deemed to be an "underwriter" within the meaning of the Securities Act with respect to any ordinary shares it offers pursuant to this prospectus, and any such offer would be deemed to be a primary offering by us.

In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, based on information provided to us by the selling shareholder, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our ordinary shares beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after May 29, 2012. Applicable percentages are based on 66,161,860 ordinary shares outstanding on May 29, 2012.

No selling shareholder nor any of their respective affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus besides the following:

•	Mr. David Weissman, the Chairman of our Board of Directors and our Chief Operating Decision Maker, serves as the President and Chief Executive Officer of Alon Israel Oil Company Ltd., is a significant shareholder of Alon Israel Oil Company Ltd. and is Chairman of the Board and a significant shareholder of Alon Retail Ltd., an indirect wholly owned subsidiary of the selling shareholder;

•	Mr. Yitzhak Bader, one of our directors, serves as Chairman of the Board of Alon Israel Oil Company Ltd. and is a director in Alon Retail Ltd.;

•	Mr. Shlomo Even, one of our directors, serves as a director in Alon Israel Oil Company Ltd.;

•	Mr. Mordehay Ventura, one of our directors, serves as a director in Alon Israel Oil Company Ltd. and Dor Alon Retail Sites Management Ltd.; and

•	Ms. Ortal Klein, our Corporate Secretary, serves as General Counsel and Corporate Secretary of Alon Israel Oil Company Ltd.

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	Ordinary Shares Beneficially Owned Prior to the Offering (1)		Number of Ordinary Shares Registered Hereby for Sale	Ordinary Shares Beneficially Owned After the Offering (1)
	Percent	Number		Percent	Number
Alon Israel Oil Company Ltd. France building, Europark, P.O Box 10, Yakum, 60972, Israel	73.26%	48,315,267	6,616,186	63.22%	41,699,081

Total Ordinary Shares Registered Hereby:			6,616,186

(1) These numbers include 30,604,303 ordinary shares held by Alon Retail Ltd., an indirect wholly owned subsidiary of the selling shareholder. To the Company's best knowledge, Alon is owned approximately 46.9% (excluding shares held by Alon as treasury shares) by nine collective acquisition entities of kibbutzim in Israel and approximately 53.1% (excluding shares held by Alon as treasury shares) are held together by Bielsol Investments (1987) Ltd. and Mr. David Wiessman. To the Company's best knowledge, the shareholders of Bielsol Investments (1987) Ltd. consist of Shibag Ltd. (whose shareholders are Advocate Shraga Biran and Gara, Boaz and Iftah Biran, where all voting rights have been granted to Advocate Biran), holding 79.4% of the capital and voting rights of Bielsol Investments, D.B.W Investments Ltd. (controlled by Mr. David Wiessman), holding 19.8% of the capital and voting rights of Bielsol Investments, Shibago Ltd. (whose partners are Shibag Ltd. (75%) and a company controlled by David Wiessman (25%)), holding 0.8% of the capital and voting rights of Bielsol Investments.

ADDITIONAL INFORMATION

Our authorized capital is NIS 100,000,000 consisting of 100,000,000 ordinary shares, par value NIS 1 per share, as of May 28, 2012, the number of ordinary shares issued was 66,161,860 (of which 207,433 ordinary shares were held by us as treasury shares).

As of May 28, 2012, we had outstanding 435,831 options to purchase ordinary shares under our 2008 Share Option as follows:

	Weighted Average Exercise Price	Weighted Average
Number of Options	Per Share NIS	Expiration Date (years)

435,831	36,16	1,36

From January 1, 2008 through May 28, 2012, we issued a total of 22,789,041 ordinary shares, of which 20,327,710 ordinary shares were issued to Alon Israel upon our acquisition from Alon Israel of its shares in Dor Alon, 902,633 ordinary shares were issued upon exercise of options, 1,558,698 ordinary shares were issued upon conversion of unsecured convertible debentures and 207,433 shares were repurchased by us from our employees.

PLAN OF DISTRIBUTION

Each selling shareholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions or in a combination of such methods of sale. These sales may be at fixed or negotiated prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	underwritten offerings

-	short sales

-	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling shareholder may also sell ordinary shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Unless otherwise prohibited, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the Shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the Shares in the course of hedging the position they assume with the selling shareholder. The selling shareholder may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver Shares in connection with these trades.  If the selling shareholder sells shares short, it may redeliver the Shares to close out such short positions. The selling shareholder may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the Shares. The broker-dealer or financial institution may then resell or otherwise transfer such Shares pursuant to this prospectus. In addition, the selling shareholder may loan its Shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed Shares into the public market. The selling shareholder may also pledge its Shares to their respective brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged Shares. The selling shareholder has advised us it that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their Shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the selling shareholder.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares will be deemed to be acting as “underwriters” (within the meaning of the Securities Act) in connection with such sales and, as a result, would be deemed to be making a primary offering of our securities. As a result, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to the registration statement of which this prospectus is a part in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

If the selling shareholder uses this prospectus for any sale of ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholder in connection with resales of its shares under the registration statement.

We are required to pay all fees and expenses incident to the registration of the ordinary shares, but we will not receive any proceeds from the sale of the ordinary shares.

There is no assurance that the selling shareholder will sell all or any portion of the Shares offered under this prospectus. Because it is possible that a significant number of Shares could be sold simultaneously by means of this prospectus, such sales, or the possibility thereof, may have an adverse effect on the market price of our ordinary shares.

LEGAL MATTERS

Certain matters relating to the offering of ordinary shares will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel Aviv, Israel.

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EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in the Management's Annual Report on Internal Control over Financial Reporting)  incorporated in this registration statement by reference from our Annual Report on Form 20-F for the year ended December 31, 2011, have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of  said firm as experts in auditing and accounting. The offices of Kesselman & Kesselman are located at Trade Tower, 25 Hamered St., Tel Aviv.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means we are required to file with, or furnished to, the SEC certain reports and other information.  You may inspect without charge any documents filed or furnished by us at the Public Reference Room of the SEC, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As allowed by the SEC’s rules, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus.   We incorporate by reference the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	Our Annual Report on Form 20-F filed on April 30, 2012 for the fiscal year ended December 31, 2011;

•	Our Reports on Form 6-K furnished on May 1, 2012, May 23, 2012, May 29, 2012; and May 30, 2012.

In addition, we may also incorporate in this prospectus Current Reports on Form 6-K which we submit to the SEC by identifying in such form that it is being incorporated by reference into this prospectus. Any statement we make in this prospectus may be modified or superseded by statements we make in documents which we incorporate by reference into this prospectus and which are filed after the date of this prospectus. If we make a statement in a previously-filed document which is incorporated by reference into this prospectus, that statement will be modified or superseded by statements in this prospectus or documents incorporated by reference into this prospectus which have a later filing date. You should read this prospectus together with all documents incorporated by reference.

These documents are available without charge to you if you call or write to: Mr. Dror Moran, CFO, Alon Holdings Blue Square – Israel Ltd, 2 Amal St., Rosh Ha’ayin, 48092, Israel, telephone: +972-3-9282220. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

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ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED

STATES

We are incorporated in Israel, our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and most of the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see the risk factor “It may be difficult to enforce a U.S. judgment against us and some of our officers and directors, to assert U.S. securities laws claims in Israel or serve process on our officers and directors” under the heading “Risk Factors”.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$4,227.05
Legal fees and expenses	$15,000
Accountants fees and expenses	$50,000
Miscellaneous	$10,000
TOTAL	$79,227.05

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Exemption, Insurance and Indemnification of Directors and Officers

Office Holder Exemption

Under the Israeli Companies Law, a company may not exempt an officer or director (each, an "Office Holder") from liability with respect to a breach of his duty of loyalty, but may exempt in advance an Office Holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with a distribution made by the company) if so provided in its articles of association. Our Articles of Association so provide.

Following approval by our audit committee and board of directors, on June 12, 2008 our shareholders approved a resolution exempting the Company's directors and officers, including any of the Company's controlling shareholders who serve as directors or officers of the Company, to the fullest extent permitted by law, from liability towards the Company with respect to any damage caused or that will be caused to the Company by its directors and officers as a result of a breach of their duty of care toward the Company or following a bona fide action taken by them in the connection with their position in the Company, including actions taken while serving as directors or officers in another company, in connection with their position in the Company.

BSRE previously approved a prospective (in advance) exemption to BSRE's directors and officers from liability for damage resulting from a breach of his duty of care towards BSRE in connection with actions taken in good faith in their capacity as a director and/or officer of BSRE or in their capacity as an officer of another company at the request of BSRE.

Office Holder Insurance

The Israeli Companies Law and our Articles of Association provide that, subject to the provisions of the Israeli Companies Law, we may enter into a contract for the insurance of the liability of any of our Office Holders with respect to:

•	a breach of such Office Holder's duty of care to the Company or to another person;

•	a breach of such Office Holder's duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Company’s interests;

•	a financial liability imposed upon such Office Holder in favor of another person concerning an act performed by him in his capacity as an Office Holder; or

•	a breach of any duty or any other obligation, to the extent insurance may be permitting by law.

Pursuant to resolutions adopted by our shareholders, we participate in a directors’ and officers’ liability insurance policy acquired by Alon. The insurance policy is for a period beginning on January 1, 2011, and ending on December 31, 2011 covering the Company and affiliated entities, including Dor Alon and its subsidiaries, BSRE and its subsidiaries, and Alon and its subsidiaries (collectively, the “Group”). Such policy would cover a total liability of US $50 million (for each claim and in the aggregate) for the Company, including legal fees, and US $30 million (for each claim and in the aggregate), including legal fees, for each of the other members of the Group, excluding the Company, provided that in any event the maximum aggregate coverage of liability for the entire Group would be US $50 million.  Our audit committee, board of directors and shareholders have also approved any renewal of the insurance policy or the participation by the Company in future directors’ and officers’ liability insurance policies covering the Company and all or some members of the Group, under substantially the same terms and conditions as the original insurance, upon its expiration, for a period of up to an additional four years from the end of the term of the original insurance policy.  The participation in any future insurance policies would be subject to the following conditions: (i) the determination by the audit committee and board of directors that there will be no substantive changes between the original insurance policy and the future insurance policies; a change to the scope of coverage under the future insurance policies will not be deemed to be substantive so long as the premium paid by the Group for such future insurance policies will be as described in section (ii) below; and (ii) the premium paid for the future insurance policies will not increase by more than the greater of (A) 25% over the cost of the premium paid for the insurance policy of the previous year; or (B) 25% over the cost of the premium paid for the original insurance policy (in each case plus the rate of depreciation of the NIS in relation to the U.S. dollar, to the extent such a depreciation occurred).

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Indemnification of Office Holders

The Israeli Companies Law provides that a company may indemnify an Office Holder for the following liabilities or expenses imposed on him as a result of an act performed in his capacity as an Office Holder of the company, provided the company's articles of association include the following provisions with respect to indemnification:

•	a provision authorizing the company to indemnify an Office Holder for future events with respect to a monetary liability imposed on him in favor of another person pursuant to a judgment (including a judgment given in a settlement or an arbitrator’s award approved by the court), so long as such indemnification is limited to types of events which, in the board of directors' opinion, are foreseeable at the time of granting the indemnity undertaking in view of the company’s actual business, and in such amount or standard as the board of directors deems reasonable under the circumstances. Such undertaking must specify the events that, in the board of directors’ opinion, are foreseeable in view of the company’s actual business at the time of the undertaking and the amount or the standards that the board of directors deemed reasonable at the time;

•	a provision authorizing the company to indemnify an Office Holder for future events with respect to reasonable litigation expenses, including counsel fees, incurred by an Office Holder or which he is ordered to pay by a court, in proceedings that the company institutes against him or instituted on behalf of the company or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal intent;

•	a provision authorizing the company to indemnify an Office Holder for future events with respect to reasonable litigation fees, including attorney’s fees, incurred by an Office Holder in consequence of an investigation or proceeding filed against him by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against him and without imposing on him financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent or in connection with a monetary sanction; and

•	a provision authorizing the company to retroactively indemnify an Office Holder.

On June 12, 2008, following approval of our audit committee and board of directors, our shareholders approved amendments to our Articles of Association pertaining to indemnification of directors and officers that reflect the provisions of the Israeli Companies Law described above.

Our Articles of Association provide that we may undertake to indemnify an Office Holder for obligations or expenses imposed on him as a result of an act done in his capacity as an Office Holder in the Company or as a result of being an Office Holder, in another company in which the Company holds shares or has interests, as specified above.

Our Articles of Association further provide that the aggregate amount of indemnification (in addition to any insurance proceeds received) shall not exceed 25% of the shareholders’ equity of the Company, as set forth in the Company’s most recent consolidated financial statements prior to the applicable payment of indemnification.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our Articles of Association provide that a company may not exempt or indemnify an Office Holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the Office Holder of his duty of loyalty except for insurance and indemnification where the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the Office Holder of his duty of care if the breach was done intentionally or recklessly ( except if the breach was solely as a result of negligence);

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the Office Holder.

In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, our Office Holders must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

Our audit committee, board of directors and general shareholders meeting approved in February 2001 the grant of indemnification and exemption letters to our directors and officers, including those directors and officers whose term of service ended on or after September 1, 2000.  In April 2002, the general shareholders meeting approved the grant of a new letter of indemnification and exemption to the officers and directors of the Company.  The aggregate amount of the indemnification (in addition to any insurance proceeds received) may not exceed 25% of our shareholders’ equity (in U.S. dollars) as stated in our consolidated financial statements for the year ended December 31, 2000, for all persons and events.  Under the indemnification and exemption letters, we agreed to indemnify these directors and officers, retroactively with respect to events occurring after February 1, 2000, the date on which the Israeli Companies Law became effective and prospectively, in connection with specified issues.

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On June 12, 2008, following approval of our audit committee and board of directors, our shareholders approved the grant of new indemnification letters to the Company's directors and officers (and to those who will serve as its directors and officers from time to time). The aggregate amount of the indemnification (in addition to any insurance proceeds received) may not exceed 25% of the Company's equity as set forth in the Company's most recent consolidated financial statements prior to the applicable payment of indemnification.

Under the new indemnification letter, the Company undertook to indemnify its directors and officers for obligations or expenses that may be imposed on them as a result of their actions in their capacity as an Office Holder in the Company or as a result of  actions in their capacity as an Office Holder or the holder of any other position in another company in which the Company holds rights or is an interested party therein (unless fulfilling the position in the other company is not in connection with their function in the Company or at its request), as permitted by the Company's Articles of Association.  See above "- Indemnification of Office Holders".

Under the new indemnification letter, the Company undertook to indemnify its directors and officers prospectively and retroactively with respect to following events:

•	Issue of securities, including, an offering of securities to the public pursuant to a prospectus, private placement, tender offer or offering of securities in any other manner;

•	An event connected with the making of an investment by the Company before, during and after the effecting of the investment, in the course of negotiations, contractual arrangement, signature, development and monitoring the investment, including actions performed on behalf of the Company as an officer, employee or observer in the corporation in which the investment is made;

•	A transaction or arrangement, including a transfer, sale or purchase of assets or liabilities, and including, goods, real estate, securities, or rights, or the giving or receiving of a right in any one of them and any action connected, directly or indirectly with such transaction, and including a tender offer of any sort and another transaction in securities which the Company has issued, whether or not the Company is a party thereto;

•	A report or notice filed or submitted according to any law, including, an event arising from the fact of the Company being a public company or arising from the fact of its securities having been offered to the public, or arising from the fact of its securities being traded on a stock exchange, and including, a report or notice in accordance with the Companies Law - 1999 or the Securities Law - 1968, or the tax laws including regulations or directives made pursuant thereto, or in accordance with laws or provisions that apply outside of Israel or a report or notice lodged or submitted in accordance with rules, directives or instructions customarily practiced on the stock exchange in Israel or abroad and/or failure to submit such report or notice;

•	An act in connection with voting rights in investee companies;

•	An act in connection with the management of market risks.

•	A change in the structure of the Company or its reorganization or any resolution relating thereto, including, a merger, split, alteration of the capital of the Company, setting up of subsidiaries, winding-up or sale thereof.

•	Action connected directly or indirectly with employer-employee relationships in the Company and/or the commercial relations of the Company, including employees, external contractors, customers, suppliers and service providers, including negotiations, entering into and implementation of personal employment agreements or collective bargaining agreements, benefits to employees, including the issue of securities to employees.

•	An act in connection, directly or indirectly, with the sale of products, purchase of products, import of products, operation of branches and sites of the Company, safeguarding of public health and safety instructions and provisions.

•	An act in connection with the issue or non-issue of licenses and permits for the Company’s activities.

•	The preparation and approval of financial statements, including the approval of resolutions regarding the application of accounting standards and restatement in the financial statements.

•	An act in connection with a distribution, including, for a repurchase by the Company of its own securities.

•	The transfer of information that is required or permissible for transfer according to law between the Company and/or the other companies and interested parties in any of them.

•	Remarks, statements including the expression of a position or opinion made in good faith by the officer in the course of performing his function and by virtue of his function, and including in the framework of meetings of the board of directors or any of its committees.

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•	An act or deed on matters of planning and building, work safety, the environment and recycling, public health, consumer protection.

Pursuant to the new indemnification letter, upon issuance of the new letter, all previous indemnification letters previously issued to each director or officer by the Company will be cancelled, effective as of the date of approval of the indemnity resolution. Notwithstanding, such revocation will not prejudice or derogate from the validity of previous indemnification letters that were issued to such director or officer by the Company, to the extent that such undertaking is valid according to law and applies to actions with respect to the period preceding the approval of the indemnity resolution, and provided that such entitlement to indemnity in respect of such liability and/or expense will only be in accordance with one of the indemnification letters.

Item 9. Exhibits

See the Exhibit Index filed as part of this Registration Statement

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b), that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rosh Ha’ayin, Israel, on May 31, 2012.

ALON HOLDINGS BLUE SQUARE-
ISRAELI LTD.

By:	/s/ David Wiessman
Name:	David Wiessman
Title:	Executive Chairman of the Board
of Directors and Chief Operating Decision
Maker

By:	/s/ Zeev Vurembrand
Name:	Zeev Vurembrand
Title:	Chief Executive Officer

By:	/s/ Dror Moran
Name:	Dror Moran
Title:	Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Zeev Vurembrand
Zeev Vurembrand	Chief Executive Officer	May 31, 2012

/s/ Dror Moran
Dror Moran	Vice President and	May 31, 2012
Chief Financial Officer (principal financial and accounting officer)

/s/ David Wiessman
David Wiessman	Chairman of the Board of Director	May 31, 2012

*
Yitzhak Bader	Director	May 31, 2012

*
Shlomo Even	Director	May 31, 2012

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*
Avraham Meiron	Director	May 31, 2012

*
David Alphandary	Director	May 31, 2012

*By:	/s/ Zeev Vurembrand
Zeev Vurembrand
Attorney-In-Fact

*By:	/s/ Dror Moran
Dror Moran
Attorney-In-Fact

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints each of Zeev Vurembrand and Dror Moran as his or her true and lawful attorney-in-fact to sign on his or her behalf and to file all amendments (including post-effective amendments) and make such changes and additions to this registration statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Mordehay Ventura	Director	May 31, 2012

Diana Bogoslavsky	Director	May 31, 2012

Uzi Baram	Director	May 31, 2012

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Alon Holdings Blue Square-Israel Ltd., has signed this Registration Statement on Form F-3 on May 31, 2012.

PUGLISI & ASSOCIATES

(Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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EXHIBIT INDEX

Exhibits:

4.1	Articles of Association (incorporated by reference to Exhibit 1.2 to Alon Holdings' Annual Report on Form 20-F for the year ended December 31, 2009)

4.2	Form of Amended and Restated Deposit Agreement among Alon Holdings Blue Square - Israel Ltd., The Bank of New York as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 (File No. 333-05158)).

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., included in Exhibit 5.1.

23.2	Consent of Kesselman & Kesselman

23.3	Consent of an Expert dated May 30, 2012.

23.4	Consent of an Expert dated May 30, 2012.

23.5	Consent of an Expert dated May 30, 2012.

24.1	Power of attorney, included in the signature page of this registration statement.

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